                                  EXHIBIT 10.3
                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                          NHANCEMENT TECHNOLOGIES INC.,
                             A DELAWARE CORPORATION,

                          VPI ACQUISITION CORPORATION,
                             A DELAWARE CORPORATION,

                                VOICE PLUS, INC.
                            A CALIFORNIA CORPORATION

                                       AND

                                 JAMES GILLESPIE

                                TABLE OF CONTENTS
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
ARTICLE 1          THE MERGER..................................................     2
         1.1       The Merger..................................................     2
         1.2       Effective Time; Effects of the Merger.......................     2
         1.3       Articles of Incorporation; Bylaws; Directors and Officers...     2
         1.4       Closing; Filing of Certificate of Merger....................     3
         1.5       Conversion of Merger Sub Common Stock.......................     3
         1.6       Conversion of VPI Common Stock..............................     3
         1.7       Taking of Necessary Action; Further Action..................     5

ARTICLE 2          CANCELLATION; EXCHANGE......................................     5
         2.1       Cancellation................................................     5
         2.2       Exchange....................................................     5

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER...............     5
         3.1       Organization, Power, Standing and Qualification.............     5
         3.2       Authority and Enforceability................................     6
         3.3       Validity of Contemplated Transactions; Consents.............     6
         3.4       Capitalization of VPI.......................................     6
         3.5       Ownership of Shares.........................................     7
         3.6       No Subsidiaries.............................................     7
         3.7       Title to Properties.........................................     7
         3.8       Intangibles; Names..........................................     7
         3.9       Financial Information.......................................     8
         3.10      Certain Tax Matters.........................................     8
         3.11      Litigation..................................................     9
         3.12      Compliance with Law.........................................     9
         3.13      ERISA Matters...............................................    10
         3.14      Insurance...................................................    11
         3.15      Contracts...................................................    11
         3.16      Other Transactions..........................................    12
         3.17      Bank Accounts...............................................    13
         3.18      Compensation Arrangements...................................    13
         3.19      Corporate Records...........................................    13
         3.20      Environmental Matters.......................................    13
         3.21      Suppliers and Customers.....................................    14
         3.22      Knowledge...................................................    14

ARTICLE 4          REPRESENTATIONS AND WARRANTIES OF PARENT....................    15
         4.1       Organization and Good Standing..............................    15
         4.2       Corporate Power and Authority...............................    15
         4.3       Capitalization..............................................    15

                                      -i-


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         4.4       Conflict with Authority, Bylaws, Other Instruments..........    15
         4.5       Availability of Information.................................    16
         4.6       Validity of Agreement.......................................    16

ARTICLE 5          COVENANTS OF VPI AND STOCKHOLDER PRIOR TO THE CLOSING
                   DATE........................................................    16
         5.1       Operation of Business.......................................    16
         5.2       Tax Liability...............................................    17
         5.3       Confidentiality.............................................    17
         5.4       Access to Information.......................................    18
         5.5       Best Efforts................................................    18

ARTICLE 6          COVENANTS OF PARENT PRIOR TO THE CLOSING DATE...............    18
         6.1       Operation of BFI............................................    18
         6.2       Confidentiality.............................................    19
         6.3       Access to Information.......................................    19
         6.4       Offering of Securities......................................    19
         6.5       Sale of Registered Shares...................................    19
         6.6       Best Efforts................................................    20

ARTICLE 7          CONDITIONS PRECEDENT TO THE CLOSING.........................    20
         7.1       Obligation of Parties to Close..............................    20
                   (a)  Offering...............................................    20
                   (b)  BFI Merger.............................................    20
                   (c)  Litigation Affecting Closing...........................    20
         7.2       Obligation of Parent to Close...............................    20
                   (a)  Compliance with Agreement..............................    20
                   (b)  Required Consents......................................    21
                   (c)  No Material Adverse Change.............................    21
         7.3       Obligation of VPI and Stockholder to Close..................    21
                   (a)  Compliance with Agreement..............................    21
                   (b)  No Material Adverse Change.............................    21
         7.4       Closing.....................................................    21
                   (a)  Time and Place of Closing..............................    21
                   (b)  Transactions at Closing................................    21

ARTICLE 8          POST-CLOSING COVENANT.......................................    23
         8.1       Post-Closing Covenant.......................................    23

ARTICLE 9          INDEMNIFICATION.............................................    23
         9.1       By Stockholder..............................................    23
         9.2       By Parent...................................................    23


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         9.3       Limitation of Indemnity.....................................    23
         9.4       Notice......................................................    24

ARTICLE 10         BROKERAGE; EXPENSES.........................................    24
         10.1      Brokerage...................................................    24
         10.2      Expenses....................................................    24

ARTICLE 11         TERMINATION PRIOR TO CLOSING................................    25
         11.1      Termination of Agreement....................................    25
                   (a)  Mutual Consent.........................................    25
                   (b)  Deadline...............................................    25
                   (c)  Material Breach........................................    25
         11.2      Termination of Obligations..................................    25

ARTICLE 12         GENERAL.....................................................    25
         12.1      Entire Agreement; Amendments................................    25
         12.2      Headings....................................................    26
         12.3      Gender; Number..............................................    26
         12.4      Exhibits and Schedules......................................    26
         12.5      Severability................................................    26
         12.6      Notices.....................................................    26
         12.7      Waiver......................................................    26
         12.8      Assignment..................................................    27
         12.9      Successors and Assigns......................................    27
         12.10     Governing Law...............................................    27
         12.11     No Benefit to Others........................................    27
         12.12     Publicity...................................................    27
         12.13     Counterparts................................................    27

                          LIST OF EXHIBITS TO AGREEMENT

EXHIBIT A-1        AMENDMENT TO VPI ARTICLES OF INCORPORATION
EXHIBIT A-2        AMENDMENT TO VPI BYLAWS
EXHIBIT B          DISCLOSURE SCHEDULE
EXHIBIT C-1        FIRST NOTE
EXHIBIT C-2        SECOND NOTE
EXHIBIT D          REGISTRATION RIGHTS AGREEMENT
EXHIBIT E          EMPLOYMENT AGREEMENT
EXHIBIT F          STOCKHOLDER AGREEMENT
EXHIBIT G          VPI SECRETARY'S CERTIFICATE
EXHIBIT H          VPI OFFICERS' CERTIFICATE
EXHIBIT I          OPINION OF VPI COUNSEL
EXHIBIT J          PARENT OFFICERS' CERTIFICATE

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is made as of the 25th day of October, 1996 by and among NHANCEMENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), VPI ACQUISITION CORPORATION, a Delaware corporation ("Merger Sub"), VOICE PLUS, INC., a California corporation ("VPI"), and JAMES GILLESPIE, a resident of the State of Nevada (the "Stockholder") (Merger Sub and VPI being sometimes referred to herein as the "Constituent Corporations").


                               W I T N E S S E T H

         WHEREAS, pursuant to that certain Formation Agreement dated as of October 15, 1996 by and between BioFactors, Inc., a Delaware corporation ("BFI") and VPI (the "Formation Agreement"), BFI and VPI agreed to effect the formation and incorporation under the laws of the State of Delaware of Parent (with each of BFI and VPI owning 50% of the outstanding shares of common stock of Parent) and the subsequent merger of two, wholly-owned subsidiaries of Parent into BFI and VPI, respectively, concurrently with the underwritten initial public offering of Parent's securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, in an integrated transaction intended for federal income tax purposes to be a transfer pursuant to Internal Revenue Code Section 351;

         WHEREAS, Parent is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware, having an authorized capital stock of 100 shares of common stock, $0.01 par value (the "Merger Sub Common Stock") of which 100 shares are issued and outstanding and owned by Parent and are the only shares of capital stock of Merger Sub issued and outstanding;

         WHEREAS, VPI is a corporation duly organized and existing under the laws of the State of California, having an authorized capital stock of 100,000 shares of common stock, $1.00 par value per share (the "VPI Common Stock") of which 91,000 shares are issued and outstanding and owned by Stockholder and are the only shares of capital stock of VPI issued and outstanding;

         WHEREAS, pursuant to and in furtherance of the Formation Agreement, the respective Boards of Directors of Parent, VPI and Merger Sub each have determined that it is advisable and in the best interests of such corporations that Merger Sub merge with and into VPI as authorized by the statutes of the States of Delaware and California and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VPI have, by resolutions duly adopted, approved this Agreement, Parent has approved this Agreement as the sole stockholder of Merger Sub and James Gillespie has approved this Agreement as the sole shareholder of VPI.

         THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:


                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into VPI in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). VPI shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation" or as "VPI Sub"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and in the California General Corporation Law ("CGCL").

         1.2 EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective at the later of the time of filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL and the time of filing of the certificate of merger with the Secretary of State of the State of California in accordance with the requirements of Section 1103 of the CGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         1.3 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation of VPI, amended as set forth in EXHIBIT A-1 hereto, and the Bylaws of VPI, amended as set forth in EXHIBIT A-2, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and under applicable law. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and appropriate law.

         1.4 CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 5, 6 and 7, Merger Sub and VPI shall execute and file with the Delaware and California Secretaries of State, respectively, the documents referred to in Section 1.2 in the manner required by applicable law, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to such filings, a closing (the "Closing") will be held as set forth in Section 7.4 hereof, for the purpose of confirming all of the foregoing.

         1.5 CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, VPI or any holder of shares of Merger Sub Common Stock, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and deemed to be 910 shares of Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represents a number of outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, be deemed for all purposes to represent 910 shares of Surviving Corporation Common Stock for each share of Merger Sub Common Stock represented.

         1.6 CONVERSION OF VPI COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, VPI or Stockholder, the aggregate of 91,000 shares of VPI Common Stock, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and thereupon shall be deemed to have been converted into the following (the "Merger Consideration"):

             (a) Parent's promissory notes, as follows:

               (i) Parent's non-negotiable unsecured promissory note (the "First Note") in the form of EXHIBIT C-1 attached hereto, in the aggregate original principal amount of One Million Dollars ($1,000,000), bearing interest at the rate of interest quoted at the close of business on the date of payment for the medium-term United States Treasury Bill (the "T-bill Rate"). The principal and all accrued interest thereon shall be due and payable in full on the three-year anniversary of the Closing Date, or if such date shall not be a business day, the next following business day (the "First Note Maturity Date"); provided, however, outstanding principal of the First Note and accrued interest thereon (computed at the T-bill Rate quoted at the close of business on the Quarter Closing Date (defined below)) in an amount equal to fifty percent (50%) of Net Profit (defined below), and as reported in VPI Sub's financial statements, (x) for the period of time ending on the Quarter Closing Date immediately following the Closing Date, such amount to be calculated based on Net Profit for the period commencing October 1, 1996 through the Quarter Closing Date, shall be due and payable within 45 days of the Quarter Closing Date, and (y) for each succeeding calendar quarter, such amount to be calculated based on Net Profit for such quarter, shall be due and payable within 45 days of the Quarter Closing Date. "Quarter Closing Date" shall mean the last day of the respective calendar quarter.

                 (ii) Parent's non-negotiable promissory note in the form of EXHIBIT C-2 attached hereto (the "Second Note") (the First Note and Second Note, together, the "Promissory Notes"), in the aggregate original principal amount of Five Hundred Thousand Dollars ($500,000) bearing interest at the T-bill Rate. The principal and all accrued interest thereon shall be due and payable in full on the three-year anniversary of the Closing Date, or if such date shall not be a business day, the next following business day (the "Second Note Maturity Date"); provided, however, Sixty-Two Thousand Five Hundred Dollars ($62,500) of the principal and the accrued interest thereon (computed at the T-bill Rate quoted at the close of business on the respective Quarter Closing Date) shall be due and payable within 45 days of the Quarter Closing Date for any calendar quarter (commencing with the quarter ending December 31, 1996) in which VPI Sub had a Net Profit (the payment, if any, relating to the first quarter shall be due and payable within 45 days of the Quarter Closing Date for the Quarter in which the IPO is consummated).

                 (iii) "Net Profit" shall mean net profit before taxes of VPI Sub, as determined in accordance with generally accepted accounting principles consistently applied, consistent with operations of VPI in the ordinary course prior to the Merger, without giving effect to Parent's overhead allocations, to legal and accounting fees and other extraordinary expenses incurred in connection with the acquisition at Parent's direction of the stock or assets of other businesses or to dividend or compensation payments in an amount up to $1,250,000 declared in calendar year 1996.

                 (iv) Any failure by Parent to cure, within forty-five (45) days after written notice from Stockholder, any payment default on either of the Promissory Notes, shall accelerate the respective Maturity Date and all outstanding principal and accrued interest on the Promissory Notes shall immediately become due and payable (an "Acceleration Event").

             (b) The number of shares of common stock of Parent, $0.01 par value per share (the "Parent Common Stock") equal to the quotient of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) divided by the price per share to the public ("IPO Price") in the IPO (defined in Section 6.4) (the "Consideration Shares"), which Consideration Shares, subject to the agreements set forth in
Section 6.5, will be subject to the rights and limitations (including the market stand-off agreement in favor of the underwriter of the IPO (the "Underwriter")) set forth in the Registration Rights Agreement attached hereto as EXHIBIT D (the "Rights Agreement").

         1.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub, Stockholder and VPI shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL and the CGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                    ARTICLE 2
                             CANCELLATION; EXCHANGE

         2.1 CANCELLATION. As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of VPI Common Stock shall cease to be outstanding and shall be cancelled and retired, and Stockholder shall thereafter cease to have any rights with respect to such shares of VPI Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 1.6 upon the surrender of certificates representing such shares of VPI Common Stock. Notwithstanding anything to the contrary in Section 1.6, all shares of VPI Common Stock held in VPI's treasury at the Effective Time shall be cancelled.


         2.2 EXCHANGE. At or after the Effective Time, Stockholder shall surrender the VPI Common Stock certificates for cancellation to Parent's corporate Secretary, who shall act as the exchange agent to effect the exchange of VPI Common Stock certificates for the Merger Consideration. Until such surrender and cancellation, each such outstanding VPI Common Stock certificate shall, after the Effective Time, be deemed for all corporate purposes to evidence solely the Merger Consideration to which it is entitled under Section
1.6 above.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         Stockholder hereby represents and warrants to Parent as follows:

         3.1 ORGANIZATION, POWER, STANDING AND QUALIFICATION. VPI is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has full corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and use the properties and assets that it purports to own, lease or use. VPI is duly qualified to do business and is in good standing in California and, as of the Closing Date, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, other than jurisdictions in which the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, of the business operations or income of VPI. SECTION 3.1 OF THE DISCLOSURE SCHEDULE attached hereto as EXHIBIT B (the "Disclosure Schedule") contains a complete and accurate list of each jurisdiction in which VPI is authorized to do business.

         3.2 AUTHORITY AND ENFORCEABILITY. Each of VPI and Stockholder has the full corporate power and authority or legal capacity and right, as the case may be, to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement has been duly executed and delivered on behalf of VPI and Stockholder and, at the Closing, all documents and instruments required hereunder to be executed by VPI and Stockholder (the "Collateral Documents") shall have been duly executed and delivered. This Agreement and the Collateral Documents will constitute legal, valid and binding obligations of VPI and Stockholder, enforceable in accordance with their respective terms.

         3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS; CONSENTS. The execution, delivery, and performance of this Agreement, the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

             (a) contravene any provision of the Articles of Incorporation or Bylaws of VPI;

             (b) violate, be in conflict with, or constitute a default under (or any event which, with notice or lapse of time or both would constitute a default under), cause the acceleration of any payments or performance pursuant to, result in the termination of or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or asset of VPI to any liens under any indenture, mortgage, contract, commitment, or agreement to which VPI is a party, or any of its assets may be bound or affected; or

             (c) violate any provision of law, rule, ordinance, regulation, order, judgment, permit, or license to which Stockholder or VPI, or any of its assets, is subject.

Except as set forth in SECTION 3.3 OF THE DISCLOSURE SCHEDULE, no consent, approval or authorization of, notice to, registration or filing with any person, entity or governmental authority is required on the part of Stockholder or VPI in connection with the execution, delivery and performance by Stockholder or VPI of this Agreement, the Collateral Documents or the consummation of any of the transactions contemplated hereby and thereby.

         3.4 CAPITALIZATION OF VPI. VPI's total authorized capital stock consists of 100,000 shares of common stock, par value $1.00 per share, of which 91,000 shares are presently issued and outstanding (such issued and outstanding shares being, the "Shares"). All of the Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, subscription rights or other contracts, commitments or rights of any character relating to the Shares or any authorized but unissued capital stock of VPI.

         3.5 OWNERSHIP OF SHARES. Except for the rights acquired by Parent pursuant to this Agreement, Stockholder holds all of the legal and beneficial ownership of and title to the Shares, free and clear of any liens. Delivery to the Parent of certificates representing the Shares pursuant to this Agreement will transfer to Parent valid title thereto, free and clear of all liens. Stockholder has no legal obligation, absolute or contingent, to any other person or firm to sell any of the Shares or to effect any merger, consolidation, or other reorganization of VPI or to enter into any agreement with respect to the Shares.

         3.6 NO SUBSIDIARIES. VPI does not own or control, in whole or in part, directly or indirectly, any corporation, association, partnership or other business entity.

         3.7 TITLE TO PROPERTIES. Except as set forth in SECTION 3.7 OF THE DISCLOSURE SCHEDULE, VPI has good, valid and marketable title to, or valid leasehold interests in, all of its properties and assets, real, personal, and mixed, tangible and intangible including all of the properties and assets reflected on the latest balance sheet of VPI that is included in the Financial Statements (as defined in Section 3.9 hereof) and those properties and assets acquired since the date of such balance sheet, except in each case for properties and assets sold or otherwise disposed of in the ordinary course of business, free and clear of all liens, except (a) liens disclosed in such balance sheet or the notes thereto; (b) liens for current taxes not yet due (c) liens in connection with workmen's compensation, unemployment insurance, or other social security obligations; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business; (e) mechanic's, workmen's, materialmen's, or other like liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith; and (f) such imperfections of title, liens, easements, and encumbrances, if any, as are not substantial and do not materially detract from the value, or materially interfere with the present use, of any of the properties subject thereto or affected thereby, or otherwise materially impair the business, operations, or prospects of VPI.

         3.8 INTANGIBLES; NAMES. Except as set forth in SECTION 3.8 OF THE DISCLOSURE SCHEDULE, to the knowledge of Stockholder, VPI has good and marketable title to: (i) all service marks, trademarks, trade names, product names, patents and copyrights necessary to VPI's conduct of its business as presently conducted, and (ii) all inventions, discoveries, improvements, processes, formulae, proprietary rights, trade secrets, ideas or other know-how, necessary to conduct the business of VPI as presently conducted (all of such items are referred to hereinafter collectively as the "Intangibles"). Except as set forth in SECTION 3.8 OF THE DISCLOSURE SCHEDULE, to the knowledge of Stockholder, (a) none of the Intangibles or their past or current uses has infringed or infringes, upon any patent, copyright, trade secret or other proprietary right of any other person; (b) no person is infringing upon any of the Intangibles. In addition, none of the Intangibles is owned by or registered in the name of Stockholder or any current or former shareholder, director, officer, employee, contractor or agent of VPI, nor does any such person have any interest therein. No person has a right to receive a royalty with respect to any of the Intangibles. SECTION 3.8 OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list of all of the trademarks, trade names, service marks, registered copyrights, patents and patent applications owned or licensed by VPI.

         3.9  FINANCIAL INFORMATION.

              (a) Stockholder has delivered to Parent audited balance sheets for the fiscal years ending December 31, 1994 and December 31, 1995, and the related statement of operations, stockholders' equity and cash flows for the years then ended, together with the report thereon of BDO Seidman, LLP, independent certified public accountants, an unaudited balance sheet as of September 30, 1996 and the related statement of operations, stockholders' equity and cash flows for the six-months then ended (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial condition of VPI and the results of its operations as of the respective dates thereof.

              (b) VPI has no debts, liabilities or obligations of any nature, known or unknown, fixed or contingent, other than:

                  (i) those set forth in the Financial Statements and the notes thereto;

                  (ii) those incurred since September 30, 1996 and not in breach of any of the representations of Section 3.16; and

                  (iii) those which are not material, individually or in the aggregate, to VPI's business, assets or financial condition. To the knowledge of Stockholder, there are no circumstances, bases (either with notice, lapse of time or both), conditions, events or arrangements which may hereafter give rise to any liabilities of VPI except in the ordinary course of business consistent with past practices.

         3.10 CERTAIN TAX MATTERS.

              (i) VPI has filed or caused to be filed with the appropriate foreign, federal, state and local governmental agencies all income, sales, use, property, ad valorem, profits, severance, payroll, franchise, withholding, employment, social security, excise, transfer, gains and other tax returns and reports (the "Tax Returns") which are required to be filed, and has paid in full or adequately provided for all taxes shown on such Tax Returns, and for all such taxes otherwise due and payable by VPI, except those taxes being contested in good faith and for which adequate reserves have been set aside on the books of VPI. In addition, Stockholder has filed with the appropriate federal, state and local income tax authorities all applicable tax returns and reports, and has paid all applicable taxes, relating to the income or loss of VPI which is attributable to Stockholder by virtue of VPI's status as an "S" corporation. All such Tax Returns are true and correct in all material respects and reflected as of the time of filing the facts regarding the income, business, operations, activities and status of VPI and any other information required to be shown therein. VPI has delivered to Parent correct and complete copies of, and SECTION 3.10 OF THE DISCLOSURE SCHEDULE contains a complete and accurate list of, all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by VPI since December 31, 1991.

              (ii) Except as set forth in SECTION 3.10 OF THE DISCLOSURE SCHEDULE, adequate accrual has been made in the Financial Statements for all the accrued and unpaid foreign, federal, state and local taxes (including applicable interest and penalties) of VPI for the periods then ended, whether or not yet due and payable.

              (iii) Except as set forth in SECTION 3.10 OF THE DISCLOSURE SCHEDULE, there is no material dispute or claim concerning any tax liability of VPI either (A) claimed or raised by any authority in writing or (B) as to which any of Stockholder and the directors and officers of VPI has knowledge based upon personal contact with any agent of such authority. SECTION 3.10 OF THE DISCLOSURE SCHEDULE indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, including a reasonably detailed description of the nature and outcome of each audit. VPI has not waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

              (iv) VPI has made a valid election to be treated as an "S" corporation for federal (and all applicable state and local) income tax purposes, beginning with the taxable year of VPI beginning January 1, 1996. A copy of VPI's Subchapter "S" election and application for approval of a December 31 taxable year, and all correspondence with the Internal Revenue Service relating to the foregoing, have been delivered to Parent.

         3.11 LITIGATION. There is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to Stockholder's knowledge, threatened against VPI which, if adversely determined, would have a material adverse effect on VPI's businesses, assets or operations and, to Stockholder's knowledge, there exists no reasonable basis or grounds for any such suit, action, claim, arbitration, administrative, legal or other proceeding that would have a material adverse effect. A correct and complete list and brief description, including outcome, of all claims threatened or filed against VPI within the last five (5) years is set forth in
SECTION 3.11 OF THE DISCLOSURE SCHEDULE.

         3.12 COMPLIANCE WITH LAW. To the best of Stockholder's knowledge, VPI is in compliance with all applicable laws, ordinances, requirements, regulations, judgments, decrees and orders applicable to VPI, the violation of which, individually or in the aggregate, might have a material adverse effect on the financial condition, business, results of operations, properties, or assets of VPI, or Parent's ownership of the Shares. VPI holds all permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions and orders ("Permits") necessary or appropriate to permit it to own its properties and to conduct its business in accordance with applicable laws, regulations and ordinances. SECTION 3.12 OF THE DISCLOSURE SCHEDULE contains a correct and complete list of all such Permits. Except as noted on SECTION 3.12 OF THE DISCLOSURE SCHEDULE, to Stockholder's knowledge, there are no facts in existence that could form the basis of any claim against VPI for product liability on account of any express or implied warranty.

         3.13 ERISA MATTERS.

              (a) SECTION 3.13 OF THE DISCLOSURE SCHEDULE sets forth a true and complete list of each employee benefit or compensation plan, arrangement or agreement that is maintained, or has been maintained by VPI (including terminated or transferred plans) by VPI or to which VPI makes contributions and in each case, which covers employees of VPI (the "Plans"). VPI has delivered to Parent correct and complete copies of all plan documents, summary plan descriptions, annual reports, determination letters, trust agreements and other material agreements relating to the Plans.

              (b) Except as set forth in SECTION 3.13 OF THE DISCLOSURE
SCHEDULE:

                  (i) each of the Plans that is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") materially complies and has always materially complied with ERISA, to the extent that any noncompliance would not have a materially adverse effect;

                  (ii) each of the Plans intended to be "qualified" within the meaning of I.R.C. Section401(a), complies and has always materially complied with the Code, except such non-compliance as shall not disqualify such Plan [and except further that the plan documents have not been amended to reflect the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment is not required to be completed prior to the Closing Date];

                  (iii) each of the Plans has always been operated in accordance with its terms in all material respects;

                  (iv) no Plan is or was subject to Title IV of ERISA and VPI has never maintained or made contribution to any employee benefit plan subject to Title IV of ERISA;

                  (v) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of VPI beyond their retirement or other termination of service, other than

                        (1) coverage mandated by applicable law,

                        (2) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA,

                        (3) deferred compensation benefits accrued as liabilities on the books of VPI or

                        (4) benefits the full cost of which is borne by the current or former employee (or his beneficiary);

                  (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA and VPI has never made contributions to such a multi-employer pension plan;

                  (vii) all contributions or other amounts payable by VPI as of the Closing Date with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and I.R.C. Section412;

                  (viii) neither VPI nor any director, officer, employee or agent of VPI has engaged in a transaction in connection with which VPI would be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to I.R.C. SectionSection4975 or 4976;

                  (ix) all notices required in connection with continuation coverage for group health plans under I.R.C. Section4980B have been given to persons entitled thereto in a timely manner; and

                  (x) to the knowledge of Stockholder, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

         3.14 INSURANCE. Set forth in SECTION 3.14 TO THE DISCLOSURE SCHEDULE is a complete list of all material insurance policies that VPI maintains with respect to its businesses, properties or employees. Except as set forth in
SECTION 3.14 TO THE DISCLOSURE SCHEDULE, such policies are in full force and effect, and no event has occurred that would give any insurance carrier a right to terminate any such policy. Such policies are adequate to insure against risks to which VPI and its properties and assets are exposed in the operation of its business in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which VPI operates. Except as set forth in SECTION 3.14 OF THE DISCLOSURE SCHEDULE, since September 30, 1996, there has not been any change in VPI's relationship with its insurers or in the premiums payable pursuant to such policies.

         3.15 CONTRACTS. SECTION 3.15 OF THE DISCLOSURE SCHEDULE identifies all contracts, licenses, guaranties, notes, leases, agreements and instruments to which VPI is a party, or is bound which are material to the business of VPI ("Contracts"); a correct and complete copy of each Contract has been provided to Parent. Except as noted in SECTION 3.15 OF THE DISCLOSURE SCHEDULE, VPI has in all material respects performed all the material obligations required to be performed by VPI as of the date hereof pursuant to any Contract, and VPI is not in default under any Contract, nor, to Stockholder's knowledge, has an event occurred which, with the passage of time or giving of notice or both, will result in the occurrence of a default under any Contract. SECTION 3.15 OF THE DISCLOSURE SCHEDULE contains a correct and complete list of all powers of attorney, forms of warranties, and forms of purchase orders, sales contracts and service contracts, material to the business of VPI. A correct and complete copy of each such document has been provided to Parent.

         3.16 OTHER TRANSACTIONS. Except as disclosed in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, VPI has not, since September 30, 1996:

              (a) operated its business except in the ordinary course;

              (b) incurred any debts, liabilities or obligations except in the ordinary course;

              (c) discharged or satisfied any material Liens, or paid any material debts, liabilities, or obligations, except in the ordinary course;

              (d) mortgaged, pledged, or subjected to any Lien any of its assets, tangible or intangible, having a book value of more than $20,000 individually or in the aggregate;

              (e) sold or transferred any of its tangible assets (other than inventory in the ordinary course) having a book value of more than $20,000, or cancelled any material debts or claims;

              (f) declared, set aside, or paid any dividend or made any other distribution (whether in cash, stock or property) with respect to any of VPI's capital stock;

              (g) suffered any material extraordinary losses or waived any rights of substantial value;

              (h) suffered any materially adverse change in its condition (financial or otherwise) or business, assets, liabilities, properties or prospects;

              (i) increased compensation or benefits payable to any directors, officers, employees or consultants;

              (j) suffered any material losses by theft, fire or other casualty;

              (k) cancelled or suffered the termination of any Contract except in the ordinary course of business; or

              (l) failed to operate the business of VPI in the ordinary course.

         3.17 BANK ACCOUNTS. SECTION 3.17 OF THE DISCLOSURE SCHEDULE sets forth the name and address of each bank and other financial institution in which VPI maintains an account (whether checking, savings or otherwise), lock box, or safe deposit box and the account numbers and names of persons having signing authority or other access thereto.

         3.18 COMPENSATION ARRANGEMENTS. SECTION 3.18 OF THE DISCLOSURE SCHEDULE sets forth a correct list showing the names and titles of all officers, employees, and agents performing services for VPI in connection with its business and the rate of hourly, monthly, or annual compensation (as the case may be), and any bonus, severance or similar arrangement with any of them. No union or collective bargaining agreement or employment agreement is currently in effect or being negotiated by VPI.

         3.19 CORPORATE RECORDS. The copies of the Articles of Incorporation of VPI, as amended to the date of this Agreement, certified by the Secretary of VPI, and the Bylaws of VPI, as amended to the date of this Agreement, certified by the Secretary of VPI, which are being delivered herewith, are true, correct, and complete copies of said Articles and Bylaws as currently in effect. SECTION
3.19 OF THE DISCLOSURE SCHEDULE sets forth a true and correct list of the names and titles of all of VPI's current directors and officers, any fictitious names of VPI and the jurisdictions, if any, in which VPI is qualified as a foreign corporation. Correct and complete copies of VPI's minute books and stock records have been delivered to the Parent.

         3.20 ENVIRONMENTAL MATTERS.

              (a) "Environmental Law" shall mean any federal, state or local statute, ordinance, rule or regulation, any judicial or administrative order, judgment, request or directive, any common law doctrine or theory and any provision or condition of any Permit, license or other operating authorization, primarily relating to (A) protecting the environment, including without limitation protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge or emission (whether past or present) of, or regarding the manufacture, processing, importation, use, transportation, generation, treatment, storage, disposal, transportation or handling of, any chemical, raw material, pollutant, contaminant or toxic, hazardous or radioactive substance; (B) occupational or public health or safety; or (C) land use.

              (b) Except as indicated in SECTION 3.20 OF THE DISCLOSURE SCHEDULE, VPI is, or will be prior to the Closing Date, in compliance with all Environmental Laws and in possession of and compliance with all necessary Permits, licenses and other authorizations, and the present condition of VPI and its property or VPI's present or past activities or manner of operating VPI and its property including the real property which is currently leased by VPI (the "Leased Property") (including disposing or arranging for the disposal of waste materials), does not give rise to any liability to any person, contingent or otherwise, under any Environmental Law. VPI has fully disclosed to Parent all documents and information in its possession and control regarding activities and conditions relating to VPI and the Leased Property which could in the future result or may in the past have resulted in noncompliance with, or liability under, any Environmental Law.

              (c) To the actual knowledge of Stockholder, there are no proposed Environmental Laws or amendments to Environmental Laws which would require any material change in any of VPI's facilities, equipment, operation or procedures, or materially affect VPI's business or its costs of conducting its business as now conducted, and to Stockholder's knowledge, the operation by the owner of the building within which VPI's Leased Property is located is and has been in compliance with all Environmental Laws.

         3.21 SUPPLIERS AND CUSTOMERS. Except for products and services currently obtained by VPI from Centigram Communications Corporation and its affiliates or as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no single supplier provided more than ten percent (10%) of VPI's needs in VPI's most recent fiscal year and there is no "single-source" supplier to VPI that could not be replaced without a material disruption to VPI's business. In addition, except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no single customer accounted for more than ten (10%) of VPI's net sales in VPI's most recent fiscal year. To the best of Stockholder's knowledge, except as disclosed in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no officer or director of VPI, nor any spouse or child of any such officer or director, nor any trust of which any such officer or director is a grantor, trustee or beneficiary, has any ownership interest in or is a director, officer or employee of, or consultant to, any entity which is a competitor, potential competitor or supplier of VPI, or has any ownership interest, in whole or in part, in any property, asset or right which is associated with any property, asset or right owned or purported to be owned by VPI or which VPI is at present operating or using or the use of which is necessary or material to VPI's business, or has, directly or indirectly, engaged in any transaction with VPI other than transactions inherent in the capacities of director, officer, employee, consultant or stockholder.

         3.22 KNOWLEDGE. When used in this Agreement, "to the knowledge" of Stockholder means Stockholder's actual knowledge after due inquiry (including inquiry of the officers of VPI with respect to the matters covered by such representations and warranties) and the examination of whatever sources of information as are accessible to Stockholder in order to verify the truth and accuracy of representations and warranties. Stockholder acknowledges that Parent has relied and will rely on such representations and warranties in executing this Agreement and in closing the acquisition of the Shares pursuant to this Agreement, and agrees, prior to the Closing Date, to promptly notify Parent in writing of any knowledge Stockholder may obtain of any material change affecting such representations and warranties.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to Stockholder as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of Delaware. Parent has full corporate power and authority to carry on its business as it is now being conducted, and to own and operate the properties and assets now owned and operated by it. Parent is duly qualified to do business in each and every jurisdiction where the failure to qualify would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets.

         4.2 CORPORATE POWER AND AUTHORITY. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to perform all of its covenants and undertakings herein set forth. The execution and delivery of this Agreement, and all documents and instruments required hereunder to be executed by Parent and Merger Sub (the "Collateral Documents") and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and this Agreement and the Collateral Documents are valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally.

         4.3 CAPITALIZATION.

             (a) Prior to the Closing, Parent's total authorized capital stock will consist of 20,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 par value per share. As a result of the merger of BFI with a wholly-owned subsidiary of Parent pursuant to the Formation Agreement and Exhibit B thereto (the "BFI Merger"), and excluding the shares of Parent Common Stock to be issued in connection with the IPO or the Merger contemplated hereby, Parent will have issued and outstanding 729,005 shares of Common Stock, warrants to purchase a total of 617,184 shares of Common Stock and options to purchase a total of 534,375 shares of Common Stock.

             (b) Merger Sub's total authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and held by Parent.

         4.4 CONFLICT WITH AUTHORITY, BYLAWS, OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement and the Collateral Documents nor the consummation of the transactions contemplated hereby and thereby in the manner herein and therein provided will:

             (a) contravene any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

             (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to Parent or Merger Sub; or

             (c) to the knowledge of Parent, violate any provision of law, rule, regulation, order, or permit to which Parent or Merger Sub is subject.

         4.5 AVAILABILITY OF INFORMATION. To the knowledge of Parent, VPI and Stockholder have granted to Parent and its representatives, the opportunity to examine such documents and ask such questions of VPI as the Parent has deemed necessary, and Parent has received satisfactory answers from VPI (or persons acting on VPI's behalf) concerning the business of VPI and the terms and conditions of the Merger described herein. Notwithstanding the foregoing, nothing contained in this representation shall affect the covenants, agreements, representations and warranties made by the Stockholder and VPI under this Agreement.

         4.6 VALIDITY OF AGREEMENT. This agreement has been duly executed and delivered by Parent and Merger Sub and is the legal, valid and binding obligation of Parent in accordance with its terms.

                                    ARTICLE 5
                        COVENANTS OF VPI AND STOCKHOLDER
                            PRIOR TO THE CLOSING DATE

         5.1 OPERATION OF BUSINESS. VPI and Stockholder hereby agree, jointly and severally, that from and after the date hereof to the Effective Time, except for a dividend to the Stockholder and/or compensation to key employees in an aggregate amount not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) and except as otherwise contemplated by this Agreement or agreed to in writing by Parent, VPI shall conduct its business solely in the ordinary course, and Stockholder and VPI shall:

             (a) not amend VPI's Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law;

             (b) not change VPI's corporate name or permit the use thereof by any other corporation;

             (c) not pay or agree to pay to any employee, officer, or director of VPI any increase in compensation other than in the ordinary course;

             (d) not make any changes in VPI's management;

             (e) not merge or consolidate VPI with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

             (f) not amend or permit VPI to default in any of its obligations under any of the Contracts;

             (g) not declare or pay any dividend or make any distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock;

             (h) not sell or transfer any of VPI's tangible or intangible assets having an aggregate book value of $20,000 or more, other than sales of inventory in the ordinary course, or create any lien or encumbrance on any of VPI's assets or permit VPI to incur any debt liability or obligation, permit VPI to waive any right or cancel any debt or claim, enter into any contract or agreement involving amounts exceeding $20,000;

             (i) conduct VPI's business in a diligent manner, and not make any material change in its business practices; and

             (j) in good faith use their best efforts to (i) preserve VPI's business organization intact; (ii) keep available the services of its current officers, employees, salesmen, agents and representatives; (iii) maintain the good will of its suppliers, customers and other persons having business relations with VPI and (iv) maintain all of its properties in good repair, order and condition, and maintain in effect all of the insurance policies listed in
SECTION 3.14 OF THE DISCLOSURE SCHEDULE.

         5.2 TAX LIABILITY. Stockholder agrees to assume, undertake to pay and discharge in full, all liabilities of VPI in connection with any income taxes (federal, state, local or otherwise) due or to become due based upon any events prior to September 30, 1996, which have not been paid or accrued on the books of VPI prior to the date of this Agreement, and which in the aggregate exceed $125,000. Notwithstanding the foregoing, any income tax liability resulting solely from the timing of recognition of income or expenses, and all tax liability incurred by VPI after September 30, 1996, shall be the liability of VPI Sub.

         5.3 CONFIDENTIALITY. Except as contemplated by this Agreement, VPI and Stockholder agree jointly and severally to maintain in confidence and to not use or disclose to any third person any confidential or proprietary information or documents relating to Parent or any portion of its business that is provided to Stockholder or VPI by Parent in connection with the consummation of the transactions contemplated by this Agreement, as provided by and according to the terms of the Confidentiality and Non-Disclosure Agreement, dated as of February 12, 1996, by and among VPI, Stockholder and BFI (the "Confidentiality Agreement"), which agreement shall survive the signing of this Agreement but not the Closing.

         5.4 ACCESS TO INFORMATION. Each of VPI and Stockholder agree to cooperate fully with Parent and shall provide Parent and its accountants, counsel, and other representatives, during normal business hours (or otherwise agreed upon by VPI), full access to the books, records, equipment, real estate, contracts, and other assets of VPI and full opportunity to discuss VPI's business, affairs, and assets with its officers and independent accountants and furnish to Parent and its representatives copies of such documents, records, and information with respect to the affairs of VPI, as Parent or its representatives may reasonably request and without unreasonably disrupting the ordinary conduct of VPI's business. VPI and Stockholder shall provide any information reasonably requested by Parent or its managing underwriter in connection with Parent's proposed initial public offering.

         5.5 BEST EFFORTS. Between the date of this Agreement and the Closing Date, VPI and Stockholder will use their best efforts to cause the conditions in Sections 7.1 and 7.2 to be met.


                                    ARTICLE 6
                  COVENANTS OF PARENT PRIOR TO THE CLOSING DATE

         6.1 OPERATION OF BFI. Parent hereby agrees that from and after the date of the BFI Merger to the Effective Time, except as otherwise agreed to in writing by VPI, Parent shall conduct the business of BFI solely in the ordinary course, and shall:

             (a) not amend BFI's Articles of Incorporation or Bylaws, except as may be necessary to carry out the BFI Merger or as required by law;

             (b) not change BFI's corporate name or permit the use thereof by any other corporation;

             (c) not pay or agree to pay to any employee, officer, or director of BFI any increase in compensation other than in the ordinary course;

             (d) except for the BFI Merger, not merge or consolidate BFI with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

             (e) not amend or permit BFI to default in any of its obligations under any material contract to which BFI is a party;

             (f) except in connection with the BFI Merger, not declare or pay any dividend or make any distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock;

             (g) except as may be necessary in connection with the BFI Merger, not sell or transfer any of BFI's tangible or intangible assets having an aggregate book value of $20,000 or more, other than sales of inventory in the ordinary course, or create any lien or encumbrance on any of BFI's assets or permit BFI to incur any debt liability or obligation, permit BFI to waive any right or cancel any debt or claim, enter into any contract or agreement involving amounts exceeding $20,000;

             (h) conduct BFI's business in a diligent manner, and not make any material change in its business practices; and

             (i) in good faith use their best efforts to (i) preserve BFI's business organization intact; (ii) maintain the good will of its suppliers, customers and other persons having business relations with BFI and (iii) maintain all of its properties in good repair, order and condition, and maintain in effect all of the insurance policies.

         6.2 CONFIDENTIALITY. Except as contemplated by this Agreement, Parent shall maintain in confidence and not use or disclose to any third person any confidential or proprietary information or documents relating to Stockholder or VPI or any portion of their business that is provided to Parent by Stockholder or VPI in connection with the consummation of the transactions contemplated by this Agreement, as provided by and according to the terms of the Confidentiality Agreement, which agreement shall survive the signing of this Agreement but not the Closing; provided, that the parties agree that this Section 6.2 and the terms of the Confidentiality Agreement shall not apply to required disclosure made by Parent in connection with the IPO.

         6.3 ACCESS TO INFORMATION. Parent agrees to cooperate fully with VPI and Stockholder and shall provide VPI and Stockholder and their accountants, counsel, and other representatives, during normal business hours (or otherwise agreed upon by Parent), full access to the books, records, equipment, real estate, contracts, and other assets of Parent and full opportunity to discuss Parent's business, affairs, and assets with its officers and independent accountants and furnish to VPI and Stockholder and their representatives copies of such documents, records, and information with respect to the affairs of Parent as VPI and Stockholder or their representatives may reasonably request and without unreasonably disrupting the ordinary conduct of Parent's business.

         6.4 OFFERING OF SECURITIES. Parent shall use all commercially reasonable efforts consistent with the prudent conduct of its business to complete an underwritten initial public offering of its securities pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") (the "IPO").

         6.5 SALE OF REGISTERED SHARES. Parent shall cause the Underwriter to execute a written agreement with Stockholder for the registration and sale in connection with the IPO of the number of Consideration Shares equal to the quotient of Two Million Four Hundred Thousand Dollars ($2,400,000) divided by the IPO Price (the "Registered Shares") and the receipt by Stockholder of the net proceeds of such sale, it being understood and agreed that Stockholder will pay the underwriting fees and discount in connection with such sale (an amount equal to 10% of the gross proceeds) (the Consideration Shares remaining after such sale being, the "Restricted Shares").

         6.6 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Parent will use its best efforts to cause the conditions in Sections 7.1 and 7.3 to be met.


                                    ARTICLE 7
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 OBLIGATION OF PARTIES TO CLOSE. The obligations of each party hereto to consummate the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

             (a) OFFERING. A registration statement filed with the SEC in connection with the IPO, registering a minimum of 2,300,000 shares of Parent Common Stock (including the shares comprising the Registered Shares), shall have been declared effective, the Underwriter shall have informed the Company that it intends to close the IPO and the closing of the IPO shall be scheduled to occur promptly on the date of and following the Closing, and there shall have been no stop order entered by the SEC with respect to the IPO and no other impediment to the completion of the IPO promptly following the Closing shall be known to exist.

             (b) BFI MERGER. The closing of the BFI Merger pursuant to the Formation Agreement and the Agreement and Plan of Merger attached as EXHIBIT B thereto shall have occurred or shall be scheduled to occur substantially concurrently with the Closing.

             (c) LITIGATION AFFECTING CLOSING. On the Closing Date, no proceeding brought by any individual or entity other than the Parties shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, unless each of Parent and Stockholder shall have waived compliance with this condition.

         7.2 OBLIGATION OF PARENT TO CLOSE. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, or the waiver of such conditions by Parent:

             (a) COMPLIANCE WITH AGREEMENT. VPI and Stockholder shall have performed all covenants and agreements to be performed by VPI or Stockholder under this Agreement on or prior to the Closing Date, and all of the representations and warranties of Stockholder set forth in Article 3 herein shall be true and correct in all material respects as of the Closing Date to the same extent as if given on that date, without giving effect to any supplements to the DISCLOSURE SCHEDULE, except to the extent such DISCLOSURE SCHEDULE is updated to reflect events or conditions occurring after the execution hereof that are not, individually or in the aggregate, material. VPI and Stockholder shall have delivered to Parent certificates, dated the Closing Date, stating that the representations and warranties contained in Article 3 are true and correct on the Closing Date in all material respects as if then made, that VPI and Stockholder have fulfilled the conditions specified in Article 5 and Section 7.2, and to the effect that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action on the part of VPI.

             (b) REQUIRED CONSENTS. The holders of any material indebtedness of VPI, and the parties to any Material Contracts, to the extent that their consent or approval is required under the pertinent agreement for the consummation of the transaction contemplated hereby in the manner provided herein or the continuation of such agreement without termination or penalty to VPI, shall have granted such consent or approval.

             (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business or prospects of VPI since September 30, 1996.

         7.3 OBLIGATION OF VPI AND STOCKHOLDER TO CLOSE. The obligations of VPI and the Stockholder to consummate the Merger hereof shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, or the waiver of such conditions by Stockholder:

             (a) COMPLIANCE WITH AGREEMENT. Parent shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and all of the representations and warranties of Parent set forth herein shall be true and correct in all material respects as of the Closing Date to the same extent as if given on that date. Parent shall have delivered to Stockholder certificates dated the Closing Date, signed on behalf of Parent by its President, to such effect and to the effect that the transactions contemplated by this Agreement were duly authorized by all necessary corporate action on the part of Parent.

             (b) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, business or prospects of BFI since September 30, 1996.

         7.4 CLOSING.

             (a) TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by VPI and Parent, the Closing shall be held at the offices of Davis, Graham & Stubbs LLP, 370 17th Street, Suite 4700, Denver, Colorado 80202, on the date set for and immediately preceding the closing of the IPO (the "Closing Date").

             (b) TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

                 (i) VPI'S PERFORMANCE. At the Closing, VPI and Stockholder shall deliver to Parent the following:

                     (1) A certificate or certificates representing the Shares:

                     (2) All of the original books and records of VPI, including the corporate minute book and stock book of VPI;

                     (3) Resignations of each of the existing directors and officers of VPI, to be effective at the Effective Time;

                     (4) A certificate of the Secretary of VPI, dated the Closing Date, in the form of EXHIBIT G attached hereto;

                     (5) A certificate of Stockholder and the Officers of VPI, dated the Closing Date, in the form of EXHIBIT H attached hereto;

                     (6) A duly executed Employment Agreement in the form of EXHIBIT E attached hereto (the "Employment Agreement");

                     (7) A duly executed Stockholder Agreement in the form of EXHIBIT F attached hereto (the "Stockholder Agreement");

                     (8) The Rights Agreement, duly executed; and

                     (9) An opinion of counsel for VPI, dated the Closing Date, in the form of EXHIBIT I attached hereto.

                           (ii) PARENT'S PERFORMANCE. At the Closing, Parent
shall deliver to Stockholder the following:

                     (1) A certificate of the Officers of Parent, dated the Closing Date, in the form of EXHIBIT J attached hereto;

                     (2) The duly executed Stockholder Agreement;

                     (3) The duly executed Rights Agreement;

                     (4) The duly executed Employment Agreement;

                     (5) The Promissory Notes;

                     (6) A certificate representing the Restricted Shares; and

                     (7) The proceeds of the sale in the IPO of the Registered Shares.

                                    ARTICLE 8
                              POST-CLOSING COVENANT

         8.1 POST-CLOSING COVENANT. The parties acknowledge that, in the event the sale of Parent Common Stock with an aggregate market value of at least Eight Million Dollars ($8,000,000) and including all of the Registered Shares, is not consummated promptly after the Closing, the mutual intent under the Formation Agreement shall not have been effectuated. In such event, Parent covenants to immediately deliver to Stockholder a certificate or certificates representing 100% of the issued and outstanding shares of VPI Sub upon Stockholder's relinquishment of the Merger Consideration and all rights thereto, and both parties agree to execute and deliver all documents necessary to effectuate such transfers.


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 BY STOCKHOLDER. From and after the Closing Date, Stockholder shall indemnify and hold harmless Parent, VPI and their respective officers, directors, employees, shareholders and agents from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (collectively, "Losses"), that any of them may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of any representation and warranty, or nonfulfillment of any of the respective covenants or agreements of Stockholder or VPI in this Agreement or from any misrepresentation in or omission from any Schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Parent hereunder and any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

         9.2 BY PARENT. From and after the Closing Date, Parent agrees to indemnify and hold harmless Stockholder from and against any and all Losses that Stockholder may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Parent in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to Stockholder hereunder and any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims arising out of any of the foregoing.

         9.3 LIMITATION OF INDEMNITY. Notwithstanding any provisions herein to the contrary:

             (a) Stockholder shall not be liable for any misrepresentation, breach of warranty, or failure to fulfill any covenant or agreement herein, except to the extent that the aggregate amount for which Stockholder would otherwise (but for this provision) be liable on account thereof exceeds the sum of $75,000 (the "Threshold Amount") and then only to the extent of such excess.

             (b) Except for claims based upon breach of Stockholder's representations and warranties set forth in Section 3.10 (Taxes) or breach of Stockholder's covenants in Section 5.2 (Tax Liability) (for which claims may be brought until the expiration of the applicable statute of limitation and any extensions thereof), neither party shall be liable to the other party for any claim based on a misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement herein unless such party has received written notice of such claim within three (3) years following the Closing Date.

         9.4 NOTICE. Promptly after acquiring knowledge of any Losses against which Stockholder has indemnified Parent or against which Parent has indemnified Stockholder, or as to which any party may be liable, Stockholder or Parent, as the case may be, shall give to the other party written notice thereof. Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any Losses against which it has indemnified an Indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Losses may have arisen. The indemnifying party shall have the right to control the defense of any such proceeding unless it is relieved of its liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified party of its intention to do so. In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the indemnifying party.


                                   ARTICLE 10
                               BROKERAGE; EXPENSES

         10.1 BROKERAGE. None of the parties, nor, where applicable, any of their respective shareholders, officers, directors or employees, has employed or will employ any broker, agent, finder, or consultant, and each Party represents to the other Parties that such Party has not incurred nor will the other Parties incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         10.2 EXPENSES. Parent shall reimburse Stockholder for reasonable and necessary out-of-pocket expenses of Stockholder, for pre-approved expenses requested by Parent in connection with this transaction. Parent will pay expenses associated with (i) third-party accountants retained to prepare the Financial Statements to be delivered or prepared pursuant hereto, and (ii) legal fees of Parent's counsel related to the preparation and negotiation of this Agreement and documents pertaining hereto, and the drafting of disclosure materials related to VPI for use by Parent in the registration statement filed in connection with the IPO. VPI is responsible for all other legal expenses incurred by Stockholder or VPI in connection with this transaction. Except as otherwise expressly provided in this Agreement, each of the parties agrees to bear its own expenses of any character incurred in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 11
                          TERMINATION PRIOR TO CLOSING

         11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

              (a) MUTUAL CONSENT. By the mutual consent of Parent and VPI; or

              (b) DEADLINE. By Parent or Stockholder, in writing, without liability (except as provided in Section 11.1(c)) if the Closing shall not have occurred on or before March 31, 1997.

              (c) MATERIAL BREACH. By notice in writing to the other party if the other party shall (1) fail to perform in any material respect its agreements contained herein required to be performed by, in, on or prior to the Closing Date or (2) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten (10) days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

         11.2 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations set forth in Article 10, and except that any party shall be liable for damages suffered by the other parties resulting from a breach of this Agreement; provided, however, that in the event of a termination pursuant to Subsections 11.1(a) or 11.1(b) or resulting from Parent's material breach pursuant to Subsection 11.1(c), Parent shall reimburse Stockholder as provided in Section 10.2 for all expenses incurred by Stockholder or VPI up to a maximum of One Hundred Thousand Dollars ($100,000), which sum shall include, without limitation, legal fees of Stockholder's counsel and consulting fees incurred by Stockholder or VPI in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 12
                                     GENERAL

         12.1 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by all of the Parties.

         12.2 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         12.3 GENDER; NUMBER. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         12.4 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         12.5 SEVERABILITY. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         12.6 NOTICES. All notices, requests, demands, waivers, consents, approvals, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, sent by telegram, telex or sent by certified or registered mail or same day or overnight courier service, postage prepaid, return receipt requested, to the following addresses:

                  If to Parent, to:
                           Nhancement Technologies Inc.
                           1746 Cole Boulevard, Suite 265
                           Golden, CO  80401
                           Attention:   General Counsel

                  If to VPI, to:
                           Voice Plus, Inc.
                           39899 Balentine Dr.
                           Newark, California  94560
                           Attention: James Gillespie

                  If to Stockholder to:
                           James Gillespie
                           198 Country Club Drive
                           Incline Village, Nevada 89451

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

         12.7 WAIVER. The failure of any Party to insist upon performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of his/its rights hereunder.

         12.8 ASSIGNMENT. No Party may assign any of his/its rights or delegate any of his/its obligations hereunder without the prior written consent of the other Parties.

         12.9 SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.

         12.10 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with Colorado law.

         12.11 NO BENEFIT TO OTHERS. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         12.12 PUBLICITY. During the period ending on the Closing Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated, and agreed to by VPI and Parent. During the period ending on the Closing Date, Stockholder shall not act unilaterally in this regard without the prior approval of Parent; provided, however, that such approval shall not be unreasonably withheld by Parent.

         12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                [The rest of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          PARENT:

                                          NHANCEMENT TECHNOLOGIES INC.


                                          By: /s/ ESMOND T. GOEI
                                             -----------------------------------
                                               Esmond T. Goei, President and CEO




                                          MERGER SUB:

                                          VPI ACQUISITION CORPORATION


                                          By: /s/ ESMOND T. GOEI
                                             -----------------------------------
                                               Esmond T. Goei, President and CEO


                                          VPI:

                                          VOICE PLUS, INC.


                                          By: /s/ JAMES GILLESPIE
                                             -----------------------------------
                                               James Gillespie, President


                                          STOCKHOLDER:

                                          /s/ JAMES GILLESPIE
                                          --------------------------------------
                                          James Gillespie

                            FORM OF PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE MAKER SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO IT (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER).

                          NHANCEMENT TECHNOLOGIES INC.

                    NON-NEGOTIABLE UNSECURED PROMISSORY NOTE



$1,000,000                                                              No. ____


                                                              ____________, 1997



       FOR VALUE RECEIVED, the undersigned, NHANCEMENT TECHNOLOGIES INC., a Delaware corporation ("Maker"), hereby promises to pay to JAMES GILLESPIE, an individual resident in Nevada ("Payee"), in lawful money of the United States of America, the principal sum of ONE MILLION DOLLARS ($1,000,000), and to pay simple interest on the unpaid balance of said principal at a rate of interest quoted at the close of business on the date of payment for the medium-term United States Treasury Bill, per annum. Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and charged for the actual number of days elapsed.

       1. This Note has been executed and delivered pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 25, 1996 by and among Maker, Payee, Voice Plus, Inc., a California corporation, and VPI Acquisition Corporation, a Delaware corporation, as the same may be amended, modified or supplemented from time to time as permitted thereby (the "Merger Agreement"), and is subject to the terms and conditions of the Merger Agreement which is, by this reference, incorporated herein and made a part hereof. Capitalized terms used herein without definition shall have the meanings set forth in the Merger Agreement.

       2. Principal in the amount of One Million Dollars ($1,000,000) and accrued interest under the Note shall be due and payable at the Unsecured Note Maturity Date, or such earlier date or dates, as set forth in the Merger Agreement. Payments shall be made by bank cashier's check or by wire transfer of immediately available funds to an account designated by Payee in writing.

       3. The Maker may prepay this Note in whole at any time, or in part from time to time, without penalty or premium. Each partial prepayment shall be accompanied by accrued interest on the amount of principal prepaid, calculated to the date of prepayment.

       4. Maker shall have the right to withhold and set-off against any amount due hereunder the amounts to which Maker may be entitled under the Merger Agreement.

       5. If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days, then Payee may declare the unpaid principal amount of this Note, together with all accrued interest thereon, to be immediately due and payable and may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Notwithstanding the foregoing, the exercise in good faith by Maker of its rights of set-off pursuant to the Merger Agreement, whether or not ultimately determined to be justified, shall not constitute an event of default hereunder.

       6. Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Maker promises to pay all reasonable costs of collection, including reasonable attorneys' fees, if default is made in the payment of this Note.

       7. Any notice required or permitted hereunder shall be given in accordance with the Merger Agreement.

       8. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will, or in default thereof, by operation of law.

       9. THE MAKER AND THE PAYEE AGREE THAT THIS NOTE AND THE LEGAL RELATIONS BETWEEN THE MAKER AND THE PAYEE, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE LAW OF ANOTHER JURISDICTION.

       IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the _____ day of __________, 1997.




                                                  MAKER:

                                                  NHANCEMENT TECHNOLOGIES INC.


                                                  By:
                                                     --------------------------
                                                  Name:
                                                  Title:


(Corporate Seal)

                           FORM OF PROMISSORY NOTE



THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE MAKER SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO IT (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER).



                          NHANCEMENT TECHNOLOGIES INC.



                    NON-NEGOTIABLE UNSECURED PROMISSORY NOTE



$500,000                                                              No.

                                                                         -------


                                                                        , 1997
                                                            ------------




    FOR VALUE RECEIVED, the undersigned, NHANCEMENT TECHNOLOGIES INC., a Delaware corporation ("Maker"), hereby promises to pay to JAMES GILLESPIE, an individual resident in Nevada ("Payee"), in lawful money of the United States of America, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), and to pay simple interest on the unpaid balance of said principal at a rate of interest quoted at the close of business on the date of payment for the medium-term United States Treasury Bill, per annum. Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and charged for the actual number of days elapsed.



    1. This Note has been executed and delivered pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 25, 1996 by and among Maker, Payee, Voice Plus, Inc., a California corporation, and VPI Acquisition Corporation, a Delaware corporation, as the same may be amended, modified or supplemented from time to time as permitted thereby (the "Merger Agreement"), and is subject to the terms and conditions of the Merger Agreement which is, by this reference, incorporated herein and made a part hereof. Capitalized terms used herein without definition shall have the meanings set forth in the Merger Agreement.



    2. Principal in the amount of Five Hundred Thousand Dollars ($500,000) and accrued interest under the Note shall be due and payable at the Second Note Maturity Date, or such earlier date or dates, as set forth in the Merger Agreement. Payments shall be made by bank cashier's check or by wire transfer of immediately available funds to an account designated by Payee in writing.



    3. The Maker may prepay this Note in whole at any time, or in part from time to time, without penalty or premium. Each partial prepayment shall be accompanied by accrued interest on the amount of principal prepaid, calculated to the date of prepayment.

    4. Maker shall have the right to withhold and set-off against any amount due hereunder the amounts to which Maker may be entitled under the Merger Agreement.



    5. If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days, then Payee may declare the unpaid principal amount of this Note, together with all accrued interest thereon, to be immediately due and payable and may exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Notwithstanding the foregoing, the exercise in good faith by Maker of its rights of set-off pursuant to the Agreement, whether or not ultimately determined to be justified, shall not constitute an event of default hereunder.



    6. Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. Maker promises to pay all reasonable costs of collection, including reasonable attorneys' fees, if default is made in the payment of this Note.



    7. Any notice required or permitted hereunder shall be given in accordance with the Merger Agreement.



    8. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will, or in default thereof, by operation of law.



    9. THE MAKER AND THE PAYEE AGREE THAT THIS NOTE AND THE LEGAL RELATIONS BETWEEN THE MAKER AND THE PAYEE, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE LAW OF ANOTHER JURISDICTION.



    IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the _____ day of __________, 1997.




                                        MAKER:

                                        NHANCEMENT TECHNOLOGIES INC.


                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:




(Corporate Seal)